Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-271766) and related Prospectus of Mersana Therapeutics, Inc. for the registration of shares of common stock, preferred stock, units, and warrants and to the incorporation by reference therein of our report dated February 28, 2024, with respect to the consolidated financial statements of Mersana Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2024